Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports Record Results for Second Quarter 2019

Houston, Texas (Wednesday, July 31, 2019) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months ended June 30, 2019.

Second Quarter 2019 Highlights
	Three Months Ended June 30,
($ in millions, except per unit amounts)	2019	2018
Operating income	$1,560	$986
Net income attributable to limited partners	$1,215	$674
Fully diluted earnings per unit	$0.55	$0.31
CFFO (1)	$2,023	$1,464
Total gross operating margin (2)	$2,081	$1,478
Adjusted EBITDA (2)	$2,089	$1,767
Free cash flow (2)	$947	$688
Distributable cash flow (2)	$1,722	$1,420

(1)
Cash flow from operations (“CFFO”) includes the impact of the timing of cash receipts and payments related to operations. The net effect of changes in operating accounts, which are a component of CFFO, was an increase in CFFO of $228 million in the second quarter of 2019 compared to a decrease in CFFO of $25 million in the second quarter of 2018.

(2)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), free cash flow (“FCF”) and distributable cash flow (“DCF”) are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Gross operating margin, operating income and net income attributable to limited partners for the second quarters of 2019 and 2018 included $13 million and $322 million, respectively, of non-cash, mark-to-market losses on financial instruments used in our hedging activities, primarily related to crude oil regional price spreads.

•
Adjusted EBITDA, which excludes non-cash, mark-to-market gains and losses associated with hedging activities, increased 18 percent to a record $2.1 billion for the second quarter of 2019 compared to the second quarter of 2018.

•
Enterprise increased its cash distribution with respect to the second quarter of 2019 by 2.3 percent to $0.44 per unit compared to the distribution paid with respect to the second quarter of 2018. The distribution will be paid August 13, 2019 to unitholders of record as of the close of business on July 31, 2019.

•
Enterprise reported a 21 percent increase in DCF to a record $1.7 billion for the second quarter of 2019, which provided a record 1.8 times coverage of the $0.44 per unit cash distribution and resulted in $753 million of retained DCF.  Likewise, DCF of $3.4 billion for the first six months of 2019 provided 1.7 times coverage of the aggregate $0.8775 per unit cash distribution and resulted in $1.4 billion of retained DCF.

•
CFFO increased 38 percent to a record $2.0 billion for the second quarter of 2019, which supported a 47 percent payout ratio for the second quarter of 2019.  FCF for the second quarter of 2019 also increased 38 percent to $947 million, and for the 12-month period ending June 30, 2019, FCF increased 96 percent to $2.2 billion compared to $1.1 billion reported for the comparable period ending June 30, 2018.

Second Quarter Volume Highlights
	Three Months Ended June 30,
	2019	2018
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	6.6	6.2
Marine terminal volumes (million BPD)	2.0	1.7
Natural gas pipeline volumes (TBtu/d)	14.5	13.7
NGL fractionation volumes (MBPD)	1,000	927
Fee-based natural gas processing volumes (Bcf/d)	5.2	4.6
Equity NGL production volumes (MBPD)	144	164
As used in this press release, “NGL” means natural gas liquids, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day, and “TBtu/d” means trillion British thermal units per day.

•
Capital investments were $1.1 billion in the second quarter of 2019 and $2.3 billion for the first six months of 2019. Included in these investments were sustaining capital expenditures of $80 million in the second quarter of 2019 and $142 million in the first six months of 2019.

“Enterprise reported record volumes and cash flow from operations during the second quarter of 2019,” said A.J. “Jim” Teague, chief executive officer of Enterprise’s general partner.  “Each of our business segments reported increases in gross operating margin compared to the second quarter of last year.  In total, we reported 16 operational and financial records during the quarter.  Record volumes included our liquid pipelines at 6.6 million barrels per day, marine terminals at 2.0 million barrels per day, NGL fractionation volumes at 1.0 million barrels per day and natural gas pipeline volumes at 14.5 trillion Btus per day.”

“Record volumes in our fee-based businesses, contributions from new assets placed into service over the past year and the benefit of natural gas price spreads across Texas more than offset the impact of lower NGL prices on our natural gas processing activities.  For the second quarter of 2019, Adjusted EBITDA increased 18 percent compared to the same quarter last year to a record $2.1 billion, while cash flow from operating activities increased to a record $2.0 billion.  Excluding proceeds from asset sales and insurance recoveries, distributable cash flow for the second quarter of 2019 increased 20 percent to a record $1.7 billion compared to the same quarter in 2018 and allowed us to retain $740 million of distributable cash flow during the quarter to reinvest in the partnership.  For the first half of 2019, Enterprise retained $1.4 billion of distributable cash flow to provide us the financial flexibility to fund our growth capital projects and maintain a solid balance sheet without having to access the equity capital markets,” stated Teague.

“We completed construction and brought into service $900 million of major growth projects in the second quarter of 2019, including the third Orla gas plant and the Midland-to-Echo 2 crude oil pipeline.  We are on schedule to complete construction of $3.2 billion of major growth projects in the second half of this year, including: a 175,000 barrels per day expansion of our LPG marine terminal on the Houston Ship Channel; our ethylene export terminal and dock facility at Morgan’s Point; our second isobutane dehydrogenation (“iBDH”) facility; a tenth NGL fractionator in the Mont Belvieu area; our Mentone 1 natural gas processing plant in the Permian Basin; and a natural gas processing plant in East Texas.  We continue to make progress in underwriting additional organic growth projects, all of which should provide additional sources of cash flow and enhance the value of our partnership,” concluded Teague.

Review of Second Quarter 2019 Results

Enterprise reported a 41 percent increase in gross operating margin to $2.1 billion for the second quarter of 2019 compared to $1.5 billion for the second quarter of 2018.  Included in gross operating margin for the second quarters of 2019 and 2018 were net non-cash, mark-to-market losses of $13 million and $322 million, respectively.   Below is a review of each business segment’s performance for the second quarter of 2019.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment increased 6 percent to $966 million for the second quarter of 2019 from $914 million for the second quarter of 2018.

Enterprise’s natural gas processing and related NGL marketing business reported gross operating margin of $249 million for the second quarter of 2019 compared to gross operating margin of $310 million for the second quarter of 2018.  The partnership’s natural gas processing plants accounted for $43 million of the decrease in gross operating margin.  Gross operating margin from the Rocky Mountain processing plants decreased $44 million, primarily due to lower processing margins.  The Permian Basin natural gas processing plants reported a $5 million increase in gross operating margin primarily due to higher volumes from the partnership’s Orla I & II gas plants, which commenced operations in May 2018 and October 2018, respectively.  The two Orla plants contributed an increase of 263 MMcf/d of fee-based processing volumes this quarter.  Total fee-based processing volumes increased to 5.2 Bcf/d in the second quarter of 2019 from 4.6 Bcf/d in the second quarter of 2018.  The partnership’s equity NGL production was 144 MBPD for the second quarter of 2019 versus 164 MBPD for the second quarter of last year.

Gross operating margin from NGL marketing activities decreased $19 million primarily due to lower average sales margins, partially offset by higher sales volumes.  Also contributing to the decrease in gross operating margin was an $8 million decrease in the amount of net gains from non-cash, mark-to-market hedging activities.

Gross operating margin from the partnership’s NGL pipelines and storage business increased 26 percent, or $123 million to $589 million for the second quarter of 2019 compared to the second quarter of 2018.  NGL pipeline transportation volumes increased to 3.6 million BPD this quarter from 3.4 million BPD for the second quarter of 2018.  NGL marine terminal volumes increased 5 percent to a record 625 MBPD for the second quarter of 2019 compared to the same quarter in 2018.

The Shin Oak NGL pipeline, which was placed into service in February 2019, contributed $35 million to gross operating margin.  The Shin Oak NGL pipeline has been operating at or near its current transportation capacity of 250 MBPD, which includes offloads from affiliate pipelines and 110 MBPD of direct tariff movements since being placed into limited commercial service in February 2019. Gross operating margin from our Dixie pipeline and related terminals increased a combined $16 million primarily due to lower maintenance and operating costs and higher transportation volumes of 46 MBPD resulting from a capacity expansion project.

Gross operating margin from our NGL storage facilities at Mont Belvieu increased $38 million primarily due to higher throughput and storage fees.  Gross operating margin from Enterprise’s Hydrocarbons Terminal (“EHT”) on the Houston Ship Channel increased $11 million due to higher liquefied petroleum gas (“LPG”) export volumes of 49 MBPD and propylene export volumes of 14 MBPD.  EHT volumes during the second quarter of 2019 benefited from cargoes that were deferred from the first quarter due to temporary closures of the Houston Ship Channel.  Gross operating margin from Enterprise’s South Louisiana NGL Pipeline System increased $6 million primarily due to an 85 MBPD increase in transportation volumes, while our Aegis ethane pipeline reported a $5 million increase in gross operating margin, also from higher transportation volumes of 13 MBPD compared to the second quarter of last year.

Enterprise’s NGL fractionation business reported gross operating margin of $129 million for the second quarter of 2019 compared to $139 million for the second quarter of 2018.  The partnership’s South Texas NGL fractionators had a $6 million decrease in gross operating margin due to maintenance activities at the Shoup fractionator, which was out of service for most of June 2019 as a result of a fractionation optimization project.  Gross operating margin from our Hobbs fractionator decreased $4 million primarily due to lower volumes, which decreased 4 MBPD compared to the second quarter of 2018.

Enterprise’s Mont Belvieu NGL fractionators reported a $3 million increase in gross operating margin for the second quarter of 2019 compared to the second quarter of 2018, primarily due to a 41 MBPD increase in fractionation volumes partially offset by lower fees.   The ninth NGL fractionator, which began commercial operations in May 2018, was the primary contributor to the increase in volumes.  Total NGL fractionation volumes increased 8 percent to a record 1.0 million BPD in the second quarter of 2019 from 927 MBPD for the second quarter of 2018.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment was $513 million for the second quarter of 2019, which included non-cash, mark-to-market losses on financial instruments related to hedging activities of $15 million.  This compares to gross operating margin of $53 million for the second quarter of 2018, which included non-cash, mark-to-market losses of $338 million.  After adjusting for these non-cash mark-to-market losses, gross operating margin for the second quarter of 2019 increased 35 percent, or $137 million.  Total crude oil pipeline transportation volumes increased 19 percent to a record 2.4 million BPD for the second quarter of 2019.  Total crude oil marine terminal volumes for the second quarter of this year increased 23 percent to a record 985 MBPD compared to the second quarter of 2018.

Gross operating margin from Enterprise’s Permian-to-Houston pipelines, which includes Midland-to-ECHO 1 & 2, the West Texas and South Texas pipeline systems and related business activities, increased $63 million compared to the second quarter of 2018, excluding changes in non-cash mark to market gains and losses from hedging activities.  Non-cash mark to market gains attributable to the Midland-to-ECHO 1 pipeline for the second quarter of 2019 were $14 million, while the pipeline’s non-cash, mark to market losses for the second quarter of 2018 were $310 million.  These non-cash, mark to market gains and losses were related to financial instruments executed to hedge the regional price spread between Midland and Houston crude oil prices.  The Midland-to-ECHO 1 pipeline volumes increased 11 percent to a net 483 MBPD for the second quarter of 2019 compared to 436 MBPD for the second quarter of 2018.

The partnership’s Midland-to-ECHO 2 pipeline, which began full commercial operations in April 2019, contributed $28 million to gross operating margin during the second quarter of 2019 on transportation volumes of 209 MBPD.  Gross operating margin from crude oil loadings for export at EHT increased $23 million, principally due to a 261 MBPD increase in net export volumes.

Enterprise’s share of gross operating margin associated with Seaway pipeline increased $20 million for the second quarter of 2019 compared to the same quarter of 2018 due to higher transportation fees and volumes, primarily from the expansion of the pipeline completed in the first quarter of 2019.  The partnership’s equity investment in the Eagle Ford Crude Oil Pipeline System contributed $8 million to the increase in gross operating margin, largely due to a 19 MBPD increase in transportation volumes.  Gross operating margin from other crude oil marketing activities increased $18 million, primarily from higher average sales margins.

Natural Gas Pipelines & Services – Enterprise’s Natural Gas Pipelines & Services segment reported record gross operating margin of $302 million for the second quarter of 2019, a 41 percent increase compared to the second quarter of 2018.  Total natural gas transportation volumes increased 6 percent to a record 14.5 TBtu/d for the second quarter of this year compared to 13.7 TBtu/d for the second quarter of last year.

Enterprise’s natural gas marketing business reported a $59 million increase in gross operating margin, primarily due to higher average sales margins that primarily benefitted from regional natural gas price spreads across Texas.

Gross operating margin from the partnership’s Texas Intrastate System increased 39 percent, or $34 million, to $119 million for the second quarter of 2019, primarily due to higher firm capacity fees and transportation volumes, which benefitted from a capacity expansion on the North Texas system which was completed in the first quarter of 2019.  Natural gas pipeline volumes for this system were 4.7 TBtu/d in the second quarter of 2019 compared to 4.6 TBtu/d for the same quarter of last year.

Gross operating margin from the Acadian Gas System increased $10 million in the second quarter of 2019 compared to the second quarter of 2018 primarily due to a legal settlement to recover receivables and damages associated with the reorganization of a producer, which accounted for $11 million of the increase in gross operating margin.  We expect to recover an additional $6 million from this settlement in the third quarter of 2019.  Transportation volumes on the Acadian Gas System increased 52 BBtus/d. Volumes from the Haynesville Extension Pipeline were up 145 BBtus/d this quarter compared to the second quarter of last year, reflecting increased production from the Haynesville area.

Enterprise’s Rocky Mountain systems including the Jonah, Piceance, and San Juan gathering systems reported a $10 million decrease in gross operating margin, primarily from a 286 BBtus/d reduction in gathering volumes.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 8 percent to a record $305 million for the second quarter of 2019 from $282 million for the second quarter of 2018.  Total segment pipeline transportation volumes were 672 MBPD this quarter compared to 771 MBPD for the same quarter of last year.

The partnership’s propylene business reported gross operating margin of $134 million for the second quarter of 2019 compared to $127 million for the second quarter of 2018.  Total propylene production volumes were 107 MBPD this quarter compared to 100 MBPD for the second quarter of last year.  Enterprise’s Mont Belvieu propylene fractionators contributed $6 million to the increase in gross operating margin, primarily due to higher propylene sales volumes partially offset by lower average sales margins and fees.  Propylene fractionation volumes increased 3 MBPD compared to the second quarter of 2018.  Gross operating margin from Enterprise’s propane dehydrogenation (“PDH”) facility was $45 million for the second quarter of this year compared to $46 million for the second quarter of last year.  Volumes for the second quarter of 2019 were 30 MBPD, or approximately 120 percent of nameplate capacity.  Volumes for the second quarter of 2018 were 26 MBPD.

Increased deficiency revenues led to a $7 million increase in gross operating margin from TE Products Pipeline for the second quarter of 2019 compared to the same quarter of last year.  Gross operating margin from refined products marketing activities for the second quarter of 2019 increased $8 million compared to the second quarter of 2018.

Capitalization

Total debt principal outstanding at June 30, 2019 was $27.1 billion, including $2.6 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At June 30, 2019, Enterprise had consolidated liquidity of approximately $4.7 billion, which was comprised of available borrowing capacity under our revolving credit facilities and unrestricted cash on hand.

Total capital spending in the second quarter of 2019 was $1.1 billion, which includes $80 million of sustaining capital expenditures.  For the first six months of 2019, Enterprise’s capital spending was $2.3 billion, including $142 million of sustaining capital expenditures.  For 2019, we currently expect to invest approximately $4.0 billion for growth capital projects and approximately $350 million for sustaining capital expenditures.  Today, we received $441 million of cash contributions from noncontrolling interests from Altus Midstream related to the exercise of its option to acquire a 33 percent equity interest in our subsidiary that owns the Shin Oak NGL pipeline.  We expect to receive an additional $92 million in cash contributions from noncontrolling interests in 2019 associated with ownership interests in the Shin Oak NGL pipeline and the ethylene marine terminal.

In the second quarter of 2019, Enterprise purchased approximately 1.1 million of its common units in the open market for approximately $30 million, or approximately $27.95 per unit.  For the first six months of 2019, Enterprise purchases of common units on the open market totaled approximately 2.9 million units for approximately $81 million.

Beginning with the payment of the quarterly distribution in August 2019, and until further notice, Enterprise has elected to use common units purchased on the open market, rather than issuing new common units to satisfy the delivery obligations under the partnership’s Distribution Reinvestment Plan and Employee Unit Purchase Plan.  In future quarters, this election is subject to change depending on the partnership’s need for equity capital.

Conference Call to Discuss Second Quarter 2019 Earnings

Today, Enterprise will host a conference call to discuss second quarter 2019 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, FCF, DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil  gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 49,200 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 Bcf of natural gas storage capacity.

This press release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.
Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2019	2018	2019	2018	2019
Revenues	$8,276.3	$8,467.5	$16,819.8	$17,766.0	$35,588.0
Costs and expenses:
Operating costs and expenses	6,800.9	7,552.0	13,820.6	15,774.7	29,443.2
General and administrative costs	52.5	51.4	104.7	104.4	208.6
Total costs and expenses	6,853.4	7,603.4	13,925.3	15,879.1	29,651.8
Equity in income of unconsolidated affiliates	137.4	122.3	292.0	238.0	534.0
Operating income	1,560.3	986.4	3,186.5	2,124.9	6,470.2
Other income (expense):
Interest expense	(290.1)	(274.6)	(567.3)	(526.7)	(1,137.3)
Other, net	(24.0)	(6.2)	(80.3)	24.0	(117.4)
Total other expense	(314.1)	(280.8)	(647.6)	(502.7)	(1,254.7)
Income before income taxes	1,246.2	705.6	2,538.9	1,622.2	5,215.5
Provision for income taxes	(9.7)	(18.4)	(22.0)	(23.5)	(58.8)
Net income	1,236.5	687.2	2,516.9	1,598.7	5,156.7
Net income attributable to noncontrolling interests	(21.8)	(13.4)	(41.7)	(24.2)	(83.6)
Net income attributable to limited partners	$1,214.7	$673.8	$2,475.2	$1,574.5	$5,073.1
Per unit data (fully diluted):
Earnings per unit	$0.55	$0.31	$1.12	$0.72	$2.31
Average limited partner units outstanding (in millions)	2,202.6	2,185.4	2,201.1	2,181.3	2,196.8

Supplemental financial data:
Net cash flow provided by operating activities	$2,023.3	$1,464.2	$3,183.7	$2,697.8	$6,612.2
Cash flows used in investing activities	$1,112.0	$970.5	$2,286.5	$2,089.6	$4,478.5
Cash flows used in financing activities	$911.5	$367.8	$1,200.0	$337.0	$2,367.9
Total debt principal outstanding at end of period	$27,121.4	$25,911.7	$27,121.4	$25,911.7	$27,121.4

Non-GAAP Distributable Cash Flow (1)	$1,722.4	$1,420.4	$3,350.8	$2,805.9	$6,534.3
Non-GAAP Adjusted EBITDA (2)	$2,089.0	$1,767.3	$4,074.8	$3,453.9	$7,843.8
Non-GAAP Free Cash Flow (3)	$947.2	$687.6	$949.9	$786.8	$2,164.3
Gross operating margin by segment:
NGL Pipelines & Services	$966.3	$913.7	$1,925.5	$1,798.6	$3,957.6
Crude Oil Pipelines & Services	513.2	52.8	1,175.5	272.8	2,414.0
Natural Gas Pipelines & Services	301.8	213.4	566.1	411.3	1,046.0
Petrochemical & Refined Products Services	304.9	281.8	547.5	553.7	1,051.6
Total segment gross operating margin (4)	2,086.2	1,461.7	4,214.6	3,036.4	8,469.2
Net adjustment for shipper make-up rights (5)	(5.7)	16.4	(0.4)	27.9	6.4
Non-GAAP total gross operating margin (6)	$2,080.5	$1,478.1	$4,214.2	$3,064.3	$8,475.6

Capital investments:
Capital expenditures	$1,111.9	$974.6	$2,260.8	$1,921.1	$4,562.9
Cash used for business combinations, net	--	(0.1)	--	149.7	0.9
Investments in unconsolidated affiliates	30.8	8.0	59.9	45.9	127.6
Other investing activities	2.6	0.5	5.3	1.4	9.3
Total capital investments, cash and non-cash	$1,145.3	$983.0	$2,326.0	$2,118.1	$4,700.7

(1)    See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(2)    See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(3)    See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(4)   Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(5)   Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.
(6)    See Exhibit G for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2019	2018	2019	2018	2019
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,587	3,408	3,523	3,347	3,602
NGL marine terminal volumes (MBPD)	625	597	584	586	591
NGL fractionation volumes (MBPD)	1,000	927	984	907	982
Equity NGL production (MBPD) (2)	144	164	150	164	147
Fee-based natural gas processing (MMcf/d) (3)	5,233	4,624	5,266	4,554	5,161
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,378	2,002	2,310	1,998	2,234
Crude oil marine terminal volumes (MBPD)	985	802	935	718	793
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (4)	14,467	13,709	14,333	13,367	14,206
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	107	100	99	98	97
Butane isomerization volumes (MBPD)	109	116	110	115	105
Standalone DIB processing volumes (MBPD)	96	89	94	83	94
Octane additive and related plant production volumes (MBPD)	29	30	28	28	28
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	672	771	740	810	845
Refined products and petrochemicals marine terminal volumes (MBPD)	396	350	367	359	355
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	6,637	6,181	6,573	6,155	6,681
Natural gas pipeline transportation volumes (BBtus/d)	14,467	13,709	14,333	13,367	14,206
Equivalent pipeline transportation volumes (MBPD) (5)	10,444	9,789	10,345	9,673	10,419
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	2,006	1,749	1,886	1,663	1,739

(1)    Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)    Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)    Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)    “BBtus/d” means billion British thermal units per day.
(5)   Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)
2018 by quarter:
1st Quarter	$3.01	$0.25	$0.85	$0.96	$1.00	$1.41	$0.53	$0.33
2nd Quarter	$2.80	$0.29	$0.87	$1.00	$1.20	$1.53	$0.52	$0.37
3rd Quarter	$2.91	$0.43	$0.99	$1.21	$1.25	$1.54	$0.60	$0.45
4th Quarter	$3.65	$0.35	$0.79	$0.91	$0.94	$1.22	$0.51	$0.35
2018 Averages	$3.09	$0.33	$0.88	$1.02	$1.10	$1.43	$0.54	$0.38

2019 by quarter:
1st Quarter	$3.15	$0.30	$0.67	$0.82	$0.85	$1.16	$0.38	$0.24
2nd Quarter	$2.64	$0.21	$0.55	$0.63	$0.65	$1.21	$0.37	$0.24
2019 Averages	$2.90	$0.26	$0.61	$0.73	$0.75	$1.19	$0.38	$0.24

(1)       Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)      NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)      Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. (“IHS Chemical”). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel	$/barrel	$/barrel	$/barrel
	(1)	(2)	(2)	(3)
2018 by quarter:
1st Quarter	$62.87	$62.51	$65.47	$65.79
2nd Quarter	$67.88	$59.93	$72.38	$72.97
3rd Quarter	$69.50	$55.28	$73.67	$74.28
4th Quarter	$58.81	$53.64	$66.34	$66.20
2018 Averages	$64.77	$57.84	$69.47	$69.81

2019 by quarter:
1st Quarter	$54.90	$53.70	$61.19	$62.35
2nd Quarter	$59.81	$57.62	$66.47	$67.07
2019 Averages	$57.36	$55.66	$63.83	$64.71

(1) West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2) Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3) Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.47 per gallon during the second quarter of 2019 versus $0.69 per gallon for the second quarter of 2018.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  A change in our consolidated marketing revenues due to higher energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable increases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.		Exhibit D
Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Free Cash Flow (“FCF”)
Net cash flow provided by operating activities (GAAP)	$2,023.3	$1,464.2	$3,183.7	$2,697.8
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(1,112.0)	(970.5)	(2,286.5)	(2,089.6)
Cash contributions from noncontrolling interests	64.8	206.8	99.6	206.9
Cash distributions paid to noncontrolling interests	(28.9)	(12.9)	(46.9)	(28.3)
FCF (non-GAAP)	$947.2	$687.6	$949.9	$786.8

	For the Twelve Months Ended June 30,
	2019	2018
Net cash flow provided by operating activities (GAAP)	$6,612.2	$5,029.2
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(4,478.5)	(4,077.1)
Cash contributions from noncontrolling interests	130.8	207.0
Cash distributions paid to noncontrolling interests	(100.2)	(54.4)
FCF (non-GAAP)	$2,164.3	$1,104.7

FCF is a measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF appropriately reflects the amount of cash we receive from noncontrolling interests.

Enterprise Products Partners L.P.			Exhibit E
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2019	2018	2019	2018	2019
Distributable Cash Flow (“DCF”)
Net income attributable to limited partners (GAAP)	$1,214.7	$673.8	$2,475.2	$1,574.5	$5,073.1
Adjustments to net income attributable to limited partners to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	488.6	447.9	963.1	873.8	1,880.9
Cash distributions received from unconsolidated affiliates	171.0	131.1	314.5	253.5	590.4
Equity in income of unconsolidated affiliates	(137.4)	(122.3)	(292.0)	(238.0)	(534.0)
Change in fair market value of derivative instruments	12.5	322.1	(83.8)	459.0	(526.4)
Change in fair value of Liquidity Option Agreement	26.6	8.9	84.4	16.4	124.1
Gain on step acquisition of unconsolidated affiliate	--	(2.4)	--	(39.4)	--
Sustaining capital expenditures (1)	(80.1)	(72.8)	(141.7)	(139.1)	(323.5)
Other, net	12.1	32.6	15.0	41.1	54.4
Subtotal DCF, before proceeds from asset sales and monetization of interest rate derivative instruments accounted for as cash flow hedges	1,708.0	1,418.9	3,334.7	2,801.8	6,339.0
Proceeds from asset sales	14.4	1.5	16.1	2.6	174.7
Monetization of interest rate derivative instruments accounted for as cash flow hedges	--	--	--	1.5	20.6
DCF (non-GAAP)	1,722.4	1,420.4	3,350.8	2,805.9	6,534.3
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	227.8	(25.4)	(332.0)	(228.5)	(87.3)
Sustaining capital expenditures	80.1	72.8	141.7	139.1	323.5
Other, net	(7.0)	(3.6)	23.2	(18.7)	(158.3)
Net cash flow provided by operating activities (GAAP)	$2,023.3	$1,464.2	$3,183.7	$2,697.8	$6,612.2

(1)     Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

DCF is an important non-GAAP liquidity measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.

Enterprise Products Partners L.P.					Exhibit F
Adjusted EBITDA - UNAUDITED
($ in millions)					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018	2019
Net income (GAAP)	$1,236.5	$687.2	$2,516.9	$1,598.7	$5,156.7
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses	475.1	434.8	936.2	838.3	1,821.2
Interest expense, including related amortization	290.1	274.6	567.3	526.7	1,137.3
Cash distributions received from unconsolidated affiliates	171.0	131.1	314.5	253.5	590.4
Equity in income of unconsolidated affiliates	(137.4)	(122.3)	(292.0)	(238.0)	(534.0)
Provision for income taxes	9.7	18.4	22.0	23.5	58.8
Change in fair market value of derivative instruments	12.5	322.0	(83.8)	458.8	(526.4)
Change in fair value of Liquidity Option Agreement	26.6	8.9	84.4	16.4	124.1
Gain on step acquisition of unconsolidated affiliate	--	(2.4)	--	(39.4)	--
Other, net	4.9	15.0	9.3	15.4	15.7
Adjusted EBITDA (non-GAAP)	2,089.0	1,767.3	4,074.8	3,453.9	7,843.8
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(290.1)	(274.6)	(567.3)	(526.7)	(1,137.3)
Net effect of changes in operating accounts, as applicable	227.8	(25.4)	(332.0)	(228.5)	(87.3)
Other, net	(3.4)	(3.1)	8.2	(0.9)	(7.0)
Net cash flow provided by operating activities (GAAP)	$2,023.3	$1,464.2	$3,183.7	$2,697.8	$6,612.2

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.					Exhibit G
Gross Operating Margin – UNAUDITED
($ in millions)					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018	2019
Total gross operating margin (non-GAAP)	$2,080.5	$1,478.1	$4,214.2	$3,064.3	$8,475.6
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses	(462.8)	(425.3)	(913.7)	(819.6)	(1,781.1)
Asset impairment and related charges in operating costs and expenses	(7.0)	(15.9)	(11.8)	(16.8)	(45.5)
Net gains attributable to asset sales in operating costs and expenses	2.1	0.9	2.5	1.4	29.8
General and administrative costs	(52.5)	(51.4)	(104.7)	(104.4)	(208.6)
Total operating income (GAAP)	$1,560.3	$986.4	$3,186.5	$2,124.9	$6,470.2

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (5) to Exhibit A of this press release.

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